Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

Catalytica Energy Systems, Inc.
as Seller

and

Eaton Corporation
as Buyer

Dated as of October 25, 2006

Appendix

Appendix A	Definitions

Exhibits

Exhibit A	Financial Statements
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Instrument of Assumption
Exhibit D	Form of Patent Assignment
Exhibit E	Transition Services Agreement
Exhibit F	Lease Assignments

Schedules

Schedule 1.1(a)	Sub-leases
Schedule 1.1(b)	Fixed Assets
Schedule 1.1(c)	Precious Metals
Schedule 1.1(e)	Assigned Contracts
Schedule 1.1(f)	Registered Acquired Intellectual Property
Schedule 1.2	Retained Assets
Schedule 3.2	Purchase Price Allocation
Schedule 5.3(a)	Conflicts
Schedule 5.3(b)	Consents
Schedule 5.4	Title; Location of Assets
Schedule 5.5	Financial Statement Exceptions
Schedule 5.6	Changes in Conditions
Schedule 5.7(a)	Material Contracts
Schedule 5.7(c)	Material Contract Exceptions
Schedule 5.8(a)	Registered Acquired Intellectual Property
Schedule 5.8(b)	Intellectual Property Exceptions
Schedule 5.8(d)	Due Dates for Registered Acquired Intellectual Property
Schedule 5.8(g)	Intellectual Property Contracts
Schedule 5.10	Compliance with Laws Exceptions/Permits
Schedule 5.12	Condition and Sufficiency Exceptions
Schedule 5.13	Prototype Purchasers
Schedule 5.14	Product Warranty Exceptions; Standard Terms and Conditions
Schedule 5.16	Employees
Schedule 5.17(a)	Employee Benefits
Schedule 5.17(f)	Benefits As a Result of Transaction
Schedule 5.18	Environmental Exceptions
Schedule 7.2(a)	Apportionable Expenses
Schedule 9.1	Transferred Employees

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 25, 2006, is made by and among CATALYTICA ENERGY SYSTEMS, INC., a Delaware corporation (“Seller”), and EATON CORPORATION, an Ohio corporation (“Buyer”).  Capitalized terms are used in this Agreement with the meanings assigned those terms in Appendix A hereto.

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business on the terms and conditions contained in this Agreement.

Therefore, Seller and Buyer hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1          Sale of Assets.  At the Closing and effective as of the Closing Date, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens other than Permitted Liens, all of the following assets, rights and properties of Seller (collectively, the “Acquired Assets”):

(a)          Real Property Leases.  The Mountain View Lease and all of Seller’s right, title and interest in and to any and all buildings, structures, improvements and fixtures located on the real property subject to such lease, and the sub-leases listed on Schedule 1.1(a) (together with the Mountain View Lease, the “Real Property Leases”);

(b)          Fixed Assets.  All office, laboratory and test equipment, machinery, product displays, tools, dies, furniture and other tangible personal property used primarily in the Business (the “Fixed Assets”), including those Fixed Assets listed on Schedule 1.1(b);

(c)          Supplies.  All supplies of raw materials, works-in-process, finished goods, spare parts, supplies and storeroom contents owned or held by or on behalf of Seller relating primarily to the Business, including those precious metals listed on Schedule 1.1(c), as the same may be depleted or augmented prior to the Closing Date in the Ordinary Course;

(d)          Prepaid Amounts.  All prepayments listed in Item 1 of Schedule 7.2, prorated (if applicable) in accordance with Section 7.2;

(e)          Contracts.  All rights and incidents of interest of, and benefits accruing to, Seller in and to the Contracts (to the extent related to the Business) listed on Schedule 1.1(e) (the “Assigned Contracts”);

(f)           Acquired Intellectual Property.  All Intellectual Property owned by Seller and used primarily in the Business (the “Acquired Intellectual Property”), including the

Registered Acquired Intellectual Property listed on Schedule 1.1(f), but excluding the licensed software described on Schedule 1.2;

(g)          Permits.  To the extent transferable under applicable Law, all franchises, registrations, certificates, variances, permits, licenses, authorizations, approvals and similar rights obtained, issued or granted to Seller by any Governmental Authority which are required to conduct the Business in the manner conducted immediately prior to the Closing (the “Permits”);

(h)          Books and Records.  All books and records (or true and correct copies thereof) to the extent related to the Business, including all computerized books and records (but excluding any computers or computer equipment in which such computerized books and records may reside except to the extent provided for in Section 1.1(b)) and all Contracts, files, documents, lists, plats, correspondence, architectural plans, drawings and specifications, invoices, forms, correspondence, customer records, promotional and advertising materials, test results and programs, technical data, operating records, operating manuals, instructional documents, employee files for Transferred Employees (to the extent permitted under applicable Law) and other printed or written materials to the extent related to the Business; provided, however, that none of the following shall constitute Acquired Assets:  (i) any records and documents prepared in connection with the transactions contemplated hereby (other than such records and documents to be delivered to Buyer pursuant to the express terms of this Agreement or any of the Ancillary Agreements), (ii) any records or documents that Seller is required by Law to retain in its possession (but if legally permissible Seller shall provide Buyer with copies thereof), (iii) any records and documents to the extent that such records and documents are subject to the attorney-client privilege (except to the extent that such records and documents relate to the Acquired Intellectual Property), (iv) any financial records and documents which relate to the financial condition of Seller and do not solely relate to the Business, and (v) any documents or records relating to the minutes or proceedings of the board of directors of Seller; provided, further, that Seller shall have the right to retain and use, subject to the restrictions contained herein, copies of any such books and records that are also used in or relate to any of Seller’s retained businesses.

(i)           Warranties.  All rights under or pursuant to all warranties and guarantees, whether express or implied, made by suppliers, manufacturers, contractors and other third parties with respect to any of the Acquired Assets;

(j)           Other Intangible Assets.  The Business as carried on and conducted by Seller as a going concern, including any and all goodwill and similar intangible assets associated therewith, including but not limited to (except as otherwise set forth in this Agreement, including Sections 1.1(d) and 7.2), all claims, actions, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature relating to the Acquired Assets; and

(k)          All Other Assets.  All other tangible assets of Seller related primarily to the Business, including all customer lists, supplier lists, catalogues, sales brochures and other marketing data.

1.2          Retained Assets.  All assets, rights and properties other than the Acquired Assets (collectively, the “Retained Assets”), including those Retained Assets listed on Schedule 1.2, shall be retained by Seller, and Buyer will in no way be construed to have purchased (or to be obligated to purchase) any interest whatsoever in any Retained Assets.

1.3          Non-Assignable Assets; Beneficial Ownership.  Notwithstanding any provision of this Agreement to the contrary, this Article I does not constitute an agreement to assign or sell any Acquired Assets that are not capable of being validly assigned or sold without the Consent of any third party (the “Non-Assignable Assets”).  Subject to Section 7.1(b), to the extent that any sale or assignment contemplated by this Agreement has not occurred as of the Closing, Seller and Buyer shall thereafter cooperate for a period of 180 days from the Closing Date to effect such sales or assignment.  Notwithstanding the foregoing, neither Seller nor Buyer will be liable in any manner to any Person who is not a party to this Agreement for any failure of any of the transfers contemplated by this Agreement to be consummated on or after the Closing Date.

ARTICLE II

ASSUMPTION OF LIABILITIES

2.1          Assumed Liabilities.  At the Closing and effective as of the Closing Date, Buyer shall assume and thereafter perform, pay and discharge in accordance with their terms only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)          Assigned Contracts.  All Liabilities under the Real Property Leases and Assigned Contracts to the extent that such Liabilities relate to the Business and first arise on or after the Closing.

(b)          Employment Liabilities.  All Liabilities to be borne by Buyer pursuant to Article IX.

(c)          Other Liabilities of the Business.  Liabilities under Article 25 of the Mountain View Lease and all Liabilities arising on or after the Closing relating to the Acquired Assets and operation of the Business by Buyer, including the sale of products related to the Business.

(d)          All Liabilities to be borne by Buyer pursuant to Section 7.1(b).

(e)          The Buyer Environmental and Facilities Liabilities.

2.2          Retained Liabilities.  All Liabilities of Seller of any kind and nature, whether related to the Business or not and whether known or unknown, contingent or fixed, that are not Assumed Liabilities are “Retained Liabilities”.  Seller shall retain all Retained Liabilities and Buyer shall have no obligation whatsoever to perform, pay or discharge any Retained Liabilities.

ARTICLE III

PURCHASE PRICE

3.1          Purchase Price.  In consideration for the transfer of the Acquired Assets, at the Closing, Buyer shall (a) pay Seller an amount in cash equal to $2,400,000; and (b) assume the Assumed Liabilities (such cash amount, collectively with the value of the Assumed Liabilities, the “Purchase Price”).  Such cash amount shall be paid by wire transfer of immediately available funds to an account designated in writing for such purpose by Seller prior to the Closing.

3.2          Purchase Price Allocation.  The Purchase Price plus the Assumed Liabilities (collectively, the “Total Consideration”) will be allocated among the Acquired Assets and the non-competition agreement contained in Section 7.4 as shown on Schedule 3.2.  The Total Consideration and such schedule shall be adjusted to reflect any payments made after Closing pursuant to Article VIII.  Unless otherwise required under applicable Law, each Party shall report the purchase and sale of the Acquired Assets on all Tax Returns, including timely filed Internal Revenue Service Forms 8594, in accordance with the allocation shown on Schedule 3.2, as adjusted, and no Party will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation.

ARTICLE IV

CLOSING AND DELIVERIES

4.1          Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 1111 Superior Avenue, Cleveland, Ohio, at 10:00 a.m. local time on the date hereof.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”  All proceedings required to be taken and all documents required to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no such proceedings will be deemed to have been taken nor such documents executed or delivered until all have been taken, executed and delivered.  Regardless of the time at which Closing occurs, Closing will be deemed for all purposes to have occurred on the Closing Date at 12:01 a.m. local time in Cleveland, Ohio.

4.2          Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered (unless previously delivered) to Buyer the following items:

(a)           the Bill of Sale, duly executed by Seller;

(b)           the Instrument of Assumption, duly executed by Seller;

(c)           the Lease Assignment, duly executed by Seller;

(d)           the Patent Assignment, duly executed by Seller;

(e)           the Transition Services Agreement, duly executed by Seller;

(f)            a Consent and Estoppel Certificate, in form and substance satisfactory to Buyer signed by Jack Dymond Associates related to the Mountain View Lease;

(g)           UCC termination statements and any other documents necessary to release any Liens other than Permitted Liens on the Acquired Assets; and

(h)           such other documents, instruments of sale, transfer, conveyance or assignment as are required to vest title in and to the Acquired Assets in Buyer.

4.3          Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered (unless previously delivered) to Seller the following items:

(a)           the cash portion of the Purchase Price pursuant to Section 3.1;

(b)           the Bill of Sale, duly executed by Buyer;

(c)           the Instrument of Assumption, duly executed by Buyer;

(d)           the Lease Assignment, duly executed by Buyer;

(e)           the Transition Services Agreement, duly executed by Buyer; and

(f)            such other documents and instruments as are required to evidence the assumption of the Assumed Liabilities by Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, subject to such exceptions and disclosures as set forth in the Disclosure Letter supplied by Seller to Buyer on the date hereof  (the “Disclosure Letter”) (which exceptions and disclosures will reference the appropriate section of this Article V to which they relate and each of which exceptions and disclosures shall be deemed to be incorporated by reference into such representations and warranties; provided, that any information disclosed in the text of any section of the Disclosure Letter shall be deemed disclosed and incorporated in any other section, subsection, clause or paragraph hereof, as the case may be, where it is reasonably apparent from the text of such disclosure that it is applicable to such other section, subsection, clause or paragraph hereof, as the case may be), as follows:

5.1          Organization and Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation.  Seller is duly qualified to do business and in good standing in the states of the United States in which the character of the properties owned or leased by it and used by it in the Business or in which the conduct of the Business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, constitute or reasonably be likely to constitute a Seller Material Adverse Effect.

5.2          Authority, Validity and Effect.  Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Agreements to which Seller is party has been duly executed and delivered by Seller.  This Agreement and each of the Ancillary Agreements to which Seller is party is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) or (iii) rules concerning specific performance (the “General Enforceability Exceptions”).

5.3          No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement or any Ancillary Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Seller’s Certificate of Incorporation or By-Laws; (ii) except as set forth on Schedule 5.3(a) of the Disclosure Letter, conflict with, constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, result in or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Acquired Assets pursuant to, or require any notice under, any note, bond, mortgage, indenture, Contract or other instrument or obligation to which Seller is a party or by which the Business is subject; or (iii) assuming the approvals referred to in Section 5.3(b) are obtained, materially violate any Order or Law to which Seller, the Business or the Acquired Assets are subject.

(b)           Other than as set forth on Schedule 5.3(b) of the Disclosure Letter, no notice to, filing with, authorization of, exemption by or Consent of any Person is necessary for the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.4          Title.

(a)           Seller has good and marketable title to or a valid leasehold interest in each Acquired Asset, free and clear of all Liens other than Permitted Liens.  Except as set forth on Schedule 5.4 of the Disclosure Letter, no Person other than Seller owns any interest in any of the Acquired Intellectual Property.  None of Seller’s Affiliates or subsidiaries operates the Business or owns any assets or rights used in or related to the Business.  All tangible Acquired Assets are located at the property to be leased by Buyer under the Mountain View Lease or at the locations set forth on Schedule 5.4 of the Disclosure Letter.  None of the Acquired Assets are subject to or held under any security, conditional sales or other title retention Contract.

(b)           Neither Kawasaki Heavy Industries, Ltd. nor any of its subsidiaries or affiliates has any claims against Seller or any of its subsidiaries or affiliates in connection with the Acquired Assets, the Business, this Agreement or the transactions contemplated hereby.

5.5          Financial Condition.

(a)           Attached as Exhibit A to the Disclosure Letter is a schedule of the Acquired Assets and Assumed Liabilities as of September 30, 2006 (the “Asset and Liability Schedule”) and the statement of income for the Business for the seven month period ended July 31, 2006 (the “Statement of Income”) (collectively the “Financial Statements”).  Except as set forth in Schedule 5.5(a) of the Disclosure Letter, the Financial Statements are true, correct and complete, the components of the Financial Statements as presented were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and present in all material respects the results of operations of the Business as of and for the periods ending on their respective dates except that (i) the Statement of Income will not be fully representative of the results of operations of the Business as certain expenses, including but not limited to, accounting, information systems, investor relations, human resources and other corporate services have not been included in the Statement of Income, (ii) the Statement of Income does not include certain expenses that would likely be incurred on a stand-alone operation, (iii) the Asset and Liability Schedule excludes any Liability that may result from the decommissioning of the Mountain View Facilities as required under the Mountain View Lease and (iv) the Financial Statements do not include any of the footnotes required by GAAP for annual financial statements.

(b)           On the Closing Date, after giving effect to the consummation of this Agreement (i) the fair market value of the assets of Seller will as of such date exceed the fair market value of the Liabilities of Seller, (ii) Seller will not have an unreasonably small amount of capital with which to conduct its respective businesses, and (iii) Seller will be able to pay its respective debts as they mature.

5.6          Changes in Condition.

(a)           Since December 31, 2005, and except as set forth on Schedule 5.6 of the Disclosure Letter, Seller has operated the Business only in the Ordinary Course and, without limiting the generality of the foregoing, since that date, in connection with the Business:

(i)            Seller has not sold, leased, transferred or assigned any of the Acquired Intellectual Property or other intangible assets related to the Business;

(ii)           Seller has not entered into any Contract with respect to the Business outside the Ordinary Course;

(iii)          no Person (including Seller) has accelerated, terminated, modified or cancelled any Contract with respect to the Business and which Seller is party;

(iv)          Seller has not incurred any Indebtedness (except for Indebtedness that has been indefeasibly satisfied as of the Closing) or imposed any Lien (other than mechanics,’ workmen’s, materialmen’s, landlords,’ carriers’ or other similar Liens arising in the Ordinary Course with respect to Liabilities that are not yet due and payable or that are being contested in good faith) on any Acquired Asset;

(v)           Seller has not made or committed to make any capital expenditures that, individually or in the aggregate, exceed $25,000 with respect to the Business which are included in the Assumed Liabilities;

(vi)          Seller has not delayed or postponed the payment of Accounts Payable or other Liabilities related to the Business;

(vii)         Seller has not incurred any material damage to, destruction or loss of any Acquired Assets;

(viii)        other than normal merit salary increases consistent with the past practice of the Business, Seller has not increased the salaries or other compensation of, granted any rights to severance benefits, stay pay, or termination pay to any Business employee or made any advance or loan to, or made any changes in the terms of employment of any Business employees or discussed termination of employment with any Business employees; and

(ix)           Seller has not entered into any Contract with respect to or committed to engage in any of the foregoing with respect to the Business which are included in the Assumed Liabilities.

(b)           No Seller Material Adverse Effect has occurred since December 31, 2005.

5.7          Material Contracts.

(a)           Schedule 5.7(a) of the Disclosure Letter identifies those Contracts (or any groups of related or similar Contracts) to which Seller or any of its Affiliates is party in connection with or relating to the Business or the Acquired Assets that:

(i)            require payment by any party thereto in excess of $25,000 per year;

(ii)           is not terminable on less than three months’ notice without payment by, penalty or other adverse consequence to the Business;

(iii)          involve the lease or use of real property;

(iv)          involve the lease, purchase or service of tangible personal property requiring payments in excess of $25,000 per year;

(v)           relate to capital expenditures to be made after Closing in an amount in excess of $25,000;

(vi)          create a partnership or joint venture;

(vii)         create, incur or guarantee Indebtedness or impose a Lien on any of the Acquired Assets;

(viii)        grant a license to Acquired Intellectual Property or require the payment of royalties;

(ix)           is a management, consulting, employment, compensation, termination, severance or similar Contract involving payments in excess of $25,000;

(x)            require the payment of bonuses or similar incentives to any Person in connection with the Business or the transaction contemplated hereby;

(xi)           appoint a Person as a manufacturer’s representative, distributor or sales agent;

(xii)          create any Liability for or related to asbestos, silica, refractory ceramic fibers or other substance that could be harmful to human health;

(xiii)         concern confidentiality or non-competition;

(xiv)        provide for indemnification by or of Seller;

(xv)         involve an option to purchase, a right of first refusal or other preferential right to acquire any Acquired Asset;

(xvi)        grant a power of attorney with respect to the Business;

(xvii)       have as a party an employee, officer, director or an Affiliate of Seller (other than Seller) or an entity in which any such Person has an interest or a Governmental Authority; or

(xviii)      the consequences of a default under which would constitute or reasonably be expected to constitute a Seller Material Adverse Effect.

(b)           Prior to the date hereof, Seller has made available to Buyer or its representatives an accurate and complete copy of each Material Contract (or a written description of the material terms of any Material Contract that is not written).

(c)           Except as set forth on Schedule 5.7(c) of the Disclosure Letter, each Material Contract is valid, binding and enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions, and is in full force and effect.  Except as set forth on Schedule 5.7(c) of the Disclosure Letter, the transactions contemplated by this Agreement and the Ancillary Agreements will not give rise to a material breach of, or right of acceleration or termination under, any Material Contract.  Except as set forth on Schedule 5.7(c) of the Disclosure Letter, there are no existing material defaults by Seller under any of the Material Contracts and no event has occurred or to Seller’s Knowledge is likely to occur that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any Material Contract by Seller.  Except as set forth on Schedule 5.7(c) of the Disclosure Letter, to Seller’s Knowledge in each case, there are no existing material defaults by any party (other than Seller) to a Material Contract and no event has occurred or is likely to occur that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any Material Contract by any party thereto other than Seller.

(d)           Schedule 5.7(a) of the Disclosure Letter lists any outstanding bid or proposal made by or to Seller, or to or by any customer, supplier, vendor or service provider in connection with the Business that if accepted would constitute a Contract of a type described in Section 5.7(a).

5.8          Intellectual Property.

(a)           Schedule 1.1(f) sets forth, with the title (or appropriate description), filing date, issue date, ownership, registration or application indicated, as applicable, a complete and correct list of all Registered Acquired Intellectual Property.

(b)           Except as set forth on Schedule 5.8(b) of the Disclosure Letter, there are no and have never been any Actions instituted, commenced, pending against Seller or, to Seller’s Knowledge, against any other Person or, to Seller’s Knowledge, threatened against Seller or any other Person, that (i) challenge the rights of Seller regarding ownership in or the scope of any Acquired Intellectual Property or is otherwise adverse to the use, registration, right to use, validity or enforceability of the Acquired Intellectual Property; or (ii) assert that the operation of the Business as conducted by Seller is or was infringing or otherwise in violation of any Intellectual Property of any other Person.  Except as set forth on Schedule 5.8(b), to Seller’s Knowledge, no Person is infringing upon or otherwise in violation of the Acquired Intellectual Property.  Except as set forth on Schedule 5.8(b), to Seller’s Knowledge, none of the Acquired Intellectual Property, nor the conduct of the Business as presently conducted or any of its current products or processes, violates, infringes upon or misappropriates the intellectual property rights of any other Person.  Except as set forth on Schedule 5.8(b) of the Disclosure Letter, Seller has not received any opinion of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Acquired Intellectual Property as it relates to the Business.

(c)           All works of authorship and all other materials subject to copyright protection that are included in the Acquired Intellectual Property, including the computer software, documentation, software design, technical and functional specifications, and all other materials subject to copyright protection that are included in the Acquired Intellectual Property are original and were either created by employees of Seller within the scope of their employment or are otherwise works made for hire, or all right, title and interest in and to such works of authorship have been legally and fully assigned and transferred to Seller and all such employees or other creators of such works have waived their moral rights thereto in favor of, as applicable, Seller.  All rights in all inventions and discoveries (i) made, written, developed or conceived by any employee or independent contractor of Seller, during the course of such employee’s employment (or other retention) by Seller and relating to or included in the Acquired Intellectual Property, (ii) made, written, developed or conceived with the use or assistance of any of any Seller’s facilities or resources, or (iii) that are the subject of one or more certificates of patent or patent applications and that relate to or are included in the Acquired Intellectual Property, have been assigned in writing to Seller.  All employees and independent contractors of Seller and its Affiliates have signed documents confirming that each of them (i) will protect the secrecy and confidentiality of all confidential know how and/or trade secrets, and (ii) will assign to (or with respect to moral rights, will waive in favor of) Seller all Intellectual Property rights related to the Business and made, written, developed or conceived by them (A) during the course of their employment (or other retention) by Seller or its Affiliates and/or (B) with the use or assistance of Seller’s facilities or resources, to the extent that ownership of any such Acquired Intellectual Property rights does not vest in Seller by operation of law, and, to Seller’s Knowledge, no such employee is in violation or breach of any term of any such written agreement that would impair the Acquired Intellectual Property.  For the purposes of this Section 5.8(c), Affiliate shall be deemed to exclude any director or stockholder of Seller, unless such director or stockholder owns or controls, directly or indirectly, more than 50% of the outstanding voting securities of  Seller.

(d)           (i) Seller has timely made all filings with and payments to Governmental Authorities that are required in order to maintain in subsistence or protect its ownership rights in each item of Registered Acquired Intellectual Property; (ii) all registrations with and applications to any Governmental Authority in respect of the Registered Acquired Intellectual Property are in full force and effect and, to Seller’s Knowledge, all Registered Acquired Intellectual Property is valid, subsisting and enforceable; (iii) except as set forth on Schedule 5.8(d) of the Disclosure Letter, no due dates for filings or payments concerning any Registered Acquired Intellectual Property (including, without limitation, office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within four months after the Closing; (iv) no Registered Acquired Intellectual Property has been abandoned, canceled or adjudicated invalid, or is subject to any outstanding order, judgment or decree restricting the ability of Seller to use or enforce such Registered Acquired Intellectual Property, or is the subject of any suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding; and (v) to Seller’s Knowledge, Seller is in compliance with all government regulations regarding the manufacture, advertising, sale, import, and export of any Acquired Intellectual Property and any product of Seller that incorporates or is made using any Acquired Intellectual Property.

(e)           Seller has taken all reasonable precautions to protect and preserve the secrecy, confidentiality and value of all material confidential Acquired Intellectual Property, including all material know how and/or trade secrets included in the Acquired Intellectual Property (other than Acquired Intellectual Property that is the subject of a published patent or published patent application).

(f)            Upon the Closing, Buyer shall have the rights that Seller had immediately prior to Closing to:  (i) sue for (and otherwise assert claims for) and recover damages and obtain any and all other remedies available at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the Acquired Intellectual Property (and to settle all such suits, actions and proceedings); (ii) seek protection therefor (including the right to seek and obtain copyright, trademark and service mark registrations and certificates of patent in the United States and all other countries and governmental divisions); and (iii) to claim all rights and priority thereunder.

(g)           (i) There are no restrictions on the direct or indirect transfer of any license or other contract or agreement pursuant to which Seller has been granted any right to use any

Intellectual Property of a third party that is material to the Business (“Intellectual Property Contract”); (ii) there exists no event, condition or occurrence which, with or without the giving of notice or lapse of time, or both, would constitute a material breach or default by Seller under any Intellectual Property Contract, and Seller has not received notice of any such event, condition or occurrence; (iii) no party has given Seller notice of any breach of any Intellectual Property Contract or of its intention to cancel, terminate or fail to renew any Intellectual Property Contract; (iv) to Seller’s Knowledge, each Person who is a party to any Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such license, contract or agreement; (v) Seller has timely made all royalty payments and other payments required to be made under each Intellectual Property Contract and no such payments will be due and owing as of the Closing Date except in the Ordinary Course as set forth in any of the Intellectual Property Contracts; and (vi) no suit is pending against Seller or, to Seller’s Knowledge, against any other Person, nor, to Seller’s Knowledge, has any claim been threatened or asserted (in writing or otherwise) against Seller or any other Person concerning any Intellectual Property owned by any third party, which Intellectual Property is a subject of an Intellectual Property Contract or is otherwise material to the Business, to the extent such suit or claim could reasonably be expected to adversely affect the rights of Seller in such Intellectual Property, including any suit concerning a claim or position that such Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the party that has purported to have granted rights to Seller in connection with such Acquired Intellectual Property.

5.9          Litigation.  There is no Action with respect to the Business pending, or to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller that would restrict the consummation of the transactions under this Agreement or the Ancillary Agreements.  Neither the Acquired Assets nor the Business is subject to any Action or Order.

5.10        Compliance with Laws.  Except (a) as set forth on Schedule 5.10 of the Disclosure Letter, and (b) as would not reasonably be expected to materially or adversely affect the Business or the Acquired Assets, Seller (i) is in compliance with and, since January 1, 2003, has been in compliance with all Laws, Permits and Orders applicable to the Business in all material respects, and (ii) since January 1, 2003, has not received any written notification from any Governmental Authority asserting that Seller is not in compliance with any Law, Permit or Order applicable to the Business or the Acquired Assets.  Schedule 5.10 of the Disclosure Letter contains a complete and accurate list of all Permits held or required to be held by Seller in connection with the Business, and all such Permits are in full force and effect.

5.11        No Gifts or Similar Benefits.  Neither Seller nor any of its directors, officers, or to Seller’s Knowledge, its agents, employees or Persons acting on their behalf has, in connection with the Business, directly or indirectly, given or agreed to give anything of value or provide any benefit to any foreign or domestic governmental official, foreign or domestic political party or official thereof, supplier, customer or other Person who was, is or may be in a position to help or hinder the Business or assist in connection with any actual or proposed transaction under circumstances that involve a violation of any applicable Law, including, without limitation, the Foreign Corrupt Practices Act.

5.12        Condition and Sufficiency.  The Acquired Assets are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and constitute all of Seller’s assets and other rights necessary to conduct the Business as currently conducted by Seller and as conducted by Seller during the periods represented by the Financial Statements.

5.13        Purchasers of Prototypes.  Schedule 5.13 of the Disclosure Letter sets forth a complete and accurate list of all Persons who have purchased prototypes from Seller related to the Business (the “Prototype Purchasers”).  Except as set forth on Schedule 5.13 of the Disclosure Letter, Seller is not involved in any claim, dispute or controversy with any Prototype Purchaser.  Except as set forth on Schedule 5.13 of the Disclosure Letter, the Business has not sold any products.

5.14        Product Warranty.  Each product of the Business sold or delivered to a third party by Seller has been sold or delivered, as applicable, in conformity with all applicable material contractual commitments (including any applicable warranties), and except as set forth on Schedule 5.14 of the Disclosure Letter, Seller has no material Liability in connection with the Business for replacement or repair thereof or other damages in connection therewith.  Except as set forth on Schedule 5.14 of the Disclosure Letter, no product of the Business sold or delivered to a third party by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable Seller’s standard terms and conditions of sale, copies of which are set forth on Schedule 5.14 of the Disclosure Letter.

5.15        Labor Matters.  Seller is not party to or bound by any union contract or collective bargaining agreement, and Seller has not agreed to recognize any union or other collective unit.  No union or collective bargaining unit has been certified as representing Seller’s employees and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to Seller’s employees.  Seller has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years.  Seller has complied in all material respects with all applicable Laws relating to the employment of labor.

5.16        Employees.  Schedule 5.16 of the Disclosure Letter sets forth a complete and accurate list of all employees or independent contractors engaged primarily in the Business on behalf of Seller and, for each such Person, his or her position, current base salary and most recent annual bonus, and the date on which he or she became employed or engaged as a consultant (or has been deemed by Seller to have become employed or engaged) by Seller.  Schedule 5.16 of the Disclosure Letter also lists any employee of Seller who is not at work as of the Closing Date due to leave of absence, disability or workers’ compensation leave or military leave and specifies for each such employee the category of leave and the date on which such leave commenced.  Seller does not employ any Person who cannot be dismissed immediately and without notice to the employee or Liability to such Person (other than for benefits required by applicable Law, salary or wages for time worked, and benefits disclosed on Schedule 5.17(a) of the Disclosure Letter).

5.17        Employee Benefit Plans.

(a)           Schedule 5.17(a) of the Disclosure Letter sets forth a complete and accurate list of the benefits Seller provides to or for the Persons listed on Schedule 5.16 of the Disclosure Letter.  Each “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates for the benefit of current, former or retired employees (the “Seller ERISA Plans”) and each other plan, contract, program or arrangement maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates for the benefit of current, former or retired employees (the “Seller Benefit Arrangements”) complies in all material respects with its terms and all applicable Laws, including ERISA and the Code, and no “reportable event” or “prohibited transaction” (as such terms are defined in ERISA) or termination has occurred with respect to any Seller ERISA Plan under circumstances that present a risk of any material Liability to Seller.  Copies or descriptions of each Seller ERISA Plan and Seller Benefit Arrangement in which current employees of the Business participate have been provided to Buyer prior to the date hereof.  Except as set forth on Schedule 5.17(a) of the Disclosure Letter, neither Seller nor any of its ERISA Affiliates has any obligation to provide medical or life insurance coverage to any Transferred Employee under the Seller ERISA Plans, the Seller Benefit Arrangements or any other plan or Contract, except as required by applicable laws.

(b)           No Seller ERISA Plan or any other plan sponsored or contributed to by Seller or any of its ERISA Affiliates has incurred any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived).

(c)           Neither Seller nor any of its ERISA Affiliates has contributed to or completely or partially withdrawn from a “multiemployer plan” (as such term is defined in Section (3)(37) of ERISA) within the last six years.

(d)           Neither Seller nor any of its Affiliates has at any time provided or maintained any plan, program or arrangement providing post-retirement medical or other post-retirement benefits for or on behalf of the employees of the Business (other than as required by applicable Laws) and there has been no communication to employees that could reasonably be interpreted to promise or guarantee such post retirement benefits.

(e)           Neither Seller nor any of its ERISA Affiliates has ever maintained or contributed to a defined benefit pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(f)            No Person listed on Schedule 5.16 of the Disclosure Letter will become entitled to any retirement, severance or any other increased or accelerated compensation or benefit solely as a result of the transactions contemplated hereby.

5.18        Environmental Matters.  Except as set forth on Schedule 5.18 of the Disclosure Letter:

(a)           The Business has been conducted in compliance with all applicable Environmental Laws so as to prevent any Hazardous Materials from being released into the soil and groundwater of the Mountain View Facilities and, so as to prevent any Hazardous Materials from being released into the soil and groundwater, the Business possesses and has been in compliance with  all permits and other governmental authorizations required under applicable Environmental Laws, except where non-compliance or the absence of a permit could not reasonably be expected to have a material adverse effect on the Business after the Closing.

(b)           There is no pending, or to Seller’s Knowledge threatened, investigation, claim or administrative proceeding against Seller under any Environmental Law with respect to the Business, and Seller has not received any notice alleging that the conduct of the Business is in violation of applicable Environmental Law.

(c)           There have been no unpermitted Releases of Hazardous Materials to the soil or groundwater of the Mountain View Facilities (i) by Seller or its Related Persons, or (ii) to Seller’s Knowledge, any other Person, or (iii) otherwise in the course of the conduct of the Business, which are reasonably likely to give rise to an obligation by Buyer to take any response, investigation, removal, or other action with respect to the soil or groundwater of the Mountain View Facilities under any Environmental Law or the Mountain View Lease.

(d)           There is no asbestos, silica, refractory ceramic fibers or other substance that is in a condition or concentration harmful to human health present in the facility subject to the Mountain View Lease or used in the Business, other than Hazardous Material used in the conduct of the Business in the Ordinary Course and stored, used, and disposed of in all material respects in accordance with applicable Environmental Law.

Notwithstanding the foregoing, Seller makes no representation or warranty whatsoever pursuant to this Section 5.18, regarding (i) any matter that is within the Buyer Environmental and Facility Liabilities, or (ii) except to the extent of the Seller Environmental Liabilities, any Hazardous Material which has or hereafter migrates onto the Mountain View Facilities from any other property.

5.19        Taxes.  To the extent failure to do so would adversely impact the Acquired Assets or Buyer’s ownership of the Acquired Assets or the operation of the Business, Seller has filed all Tax Returns required to be filed by it with respect to the Business, and has paid (or made adequate provision in its financial statements for the payment of) all Taxes shown on such returns to be owed by it, and no Claims for additional Taxes with respect to the Acquired Assets or the Business for any prior fiscal years are pending.  Seller is not a party to any pending Action, nor to Seller’s Knowledge is any Action threatened, by any Governmental Authority for the assessment or collection of Taxes with respect to the Business.  Seller is not a foreign Person pursuant to Section 1445(b)(2) of the Code.  None of the Assumed Liabilities is an obligation to make a payment or is an agreement that under certain circumstances could require a payment that would not be deductible under Section 280G of the Code.  Seller has duly and timely withheld from salaries, wages and other compensation paid to employees engaged primarily in the Business and paid over to the appropriate tax authorities all amounts required to be so withheld and paid over for the pertinent periods under all applicable Laws and has collected all material sales and use Taxes required to be collected in respect of the Business, and has remitted such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax Laws.

5.20        No Brokers.  Except for the fees and expenses payable to W.Y. Campbell & Company, which are Retained Liabilities, no broker, finder or similar agent has been employed by or on behalf of Seller in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, and Seller has no Liability to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1          Organization and Standing.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation.  Buyer is duly qualified to do business and in good standing in the states of the United States in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

6.2          Authority, Validity and Effect.  Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby or thereby.  This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly executed and delivered by Buyer.  This Agreement and each of the Ancillary Agreements to which Buyer is a party is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3          No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement or any Ancillary Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or By-Laws; (ii)  conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, result in or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any material assets of Buyer pursuant to, or require any notice under, any note, bond, mortgage, indenture, Contract or other instrument or obligation to which Buyer is a party or by which it or any of its material assets is subject; or (iii) violate any Order or Law to which Buyer is subject.

(b)           No notice to, filing with, authorization of, exemption by or Consent of any Person is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.4          Litigation.  There are and have been no Actions instituted, commenced, pending or threatened against Buyer that would restrict the consummation of the transactions under this Agreement or the Ancillary Agreements.

6.5          No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyer in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and Buyer has no Liability to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE VII

COVENANTS

7.1          Further Assurances; Subsequent Transfers.

(a)           Seller and Buyer shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of the other in order to effectuate the purposes of this Agreement and the Ancillary Agreements and to carry out the terms hereof and thereof.  After the Closing, if for any reason Seller does not or is unable to execute such further documents as are necessary or required to be executed by Seller hereunder within ten (10) business days of Buyer’s written request, Seller hereby irrevocably appoints Buyer as its attorney in fact (which appointment is coupled with an interest) to execute and deliver such assignments, applications or other instruments as shall be necessary to effectuate the purposes of this Agreement and the Ancillary Agreements and to protect and vest title in and to the Acquired Assets.  Notwithstanding anything to the contrary in this Agreement, the power of attorney granted by the preceding sentence shall terminate no later than the fifth-year anniversary of the Closing Date.

(b)           Beginning on the date hereof  and ending 180 days following the Closing Date, each Party, at its own expense, shall use commercially reasonable efforts to obtain any Consent required to assign the Non-Assignable Assets to Buyer; provided that neither Seller nor Buyer will be obligated to pay any consideration (except for de minimis filing fees or other administrative charges) to any third party from whom such Consents are sought.  If and to the extent that the Parties are unable to obtain any such required Consent through the use of commercially reasonable methods, unless prohibited by applicable Law or the terms hereof, (i) Seller shall continue to be bound by the terms of such Non-Assignable Assets; and (ii) Buyer shall pay, perform and discharge fully all the obligations of Seller thereunder from and after the Closing Date, including the payment, discharge and satisfaction of any related Liabilities that, but for the lack of such Consent, would be Assumed Liabilities.  Seller shall, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance by Buyer.  Seller shall exercise or exploit its rights and options under all such Non-Assignable Assets only as reasonably directed by Buyer and at Buyer’s expense.  If and when any such Consent is obtained or such Non-Assignable Asset otherwise becomes assignable or able to be novated, Seller shall promptly assign its rights and obligations thereunder to Buyer, without payment of further consideration therefor, and Buyer shall, without the payment of any further consideration therefor, assume all such rights and obligations, in which case such Non-Assignable Asset shall thereafter constitute an Acquired Asset (and Liabilities thereunder shall constitute Assumed Liabilities) for all purposes under this Agreement.  Seller shall not request any release of its obligations for any Assumed Liabilities from any Person without Buyer’s prior written Consent, which Consent will not be unreasonably withheld, conditioned or delayed.

7.2          Prorations; Post-Closing Receipts.

(a)           On and after the Closing Date, the Parties will cooperate to prorate the receipts and expenses set forth on Schedule 7.2(a) and any other mutually agreed upon operating expenses (collectively, “Apportionable Expenses”).  The Apportionable Expenses shall be apportioned on a per diem basis in accordance with the principle that Apportionable Expenses related to or arising from time periods on or prior to the Closing Date will be borne by Seller and Apportionable Expenses related to or arising from time periods after the Closing Date will be borne by Buyer.  The amount of Apportionable Expenses that can be determined on the Closing Date will be fixed and the respective obligations of the Parties determined accordingly on the Closing Date.  If any Apportionable Expenses cannot be prorated or determined as of the Closing Date then it shall be separately prorated, determined and paid by the responsible Party as soon as practicable following the Closing Date.  If any of the foregoing proration amounts cannot be determined as of the Closing Date due to final bills therefor not being issued as of the Closing Date, the Parties will prorate such items as and when the actual bills therefor are issued to the appropriate Party.  The Party owing amounts to the other by means of such prorations shall pay the same within thirty days following such proration.

(b)           If, following the Closing Date, a Party receives any property or payment belonging to the other Party, such Party will immediately forward such property or payment to the appropriate Party in the form such payment or property was received.  To the extent Buyer receives any mail or packages addressed to Seller and delivered to Buyer prior to December 31, 2006, that Buyer has reasonably determined (following inspection or otherwise) do not primarily relate to the Business, Buyer shall promptly deliver such mail or packages to Seller.

7.3          Transfer Taxes.  Seller and Buyer shall equally bear all state and local sales, transfer or similar Taxes and all recording costs and fees, however styled or designated, that are required to be paid in connection with the transactions contemplated by this Agreement, regardless of the Party upon which such amounts would have been imposed absent this provision.  The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes.  The Party required by law to file such Tax Returns shall prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes, costs and fees within the time period prescribed by law, and the other party shall promptly reimburse such party for 50% of the amount of such Taxes, costs and fees upon receipt of notice that such Taxes, costs and fees have been paid.

7.4          Confidentiality, Non-Competition and Non-Solicitation.

(a)           Necessity.  Seller acknowledges and agrees on behalf of itself and its Affiliates as follows:

(i)            The covenants in this Section 7.4, including the scope of the covenants as to time, geography and activity, are reasonable and necessary to protect and preserve Buyer’s and its Affiliates’ legitimate business interests with respect to the Business being acquired and are not broader than necessary to protect such interests;

(ii)           Buyer and/or its Affiliates would be irreparably damaged if Seller or its Affiliates were to breach their obligations under this Section 7.4; and

(iii)          Buyer has been materially induced by Seller to enter into this Agreement, and Buyer would not have taken such action, if Seller had not covenanted as provided in this Section 7.4.

(b)           Confidentiality.  Seller will maintain in confidence and safeguard all business and customer information primarily related to the Business, and all technical information related to the Business, that was maintained as a trade secret by Seller as of the date of this Agreement (collectively, the “Confidential Information”).  Seller  shall not disclose any such Confidential Information to any third party and shall not use such Confidential Information except (A) in the performance of its obligations under this Agreement, (B) to conduct its SCR Business, subject to the limitations of the license granted by Section 7.6(b), and (C) to Kawasaki in the course of complying with its obligations under the Kawasaki License Agreement to the extent not assumed by Buyer hereunder or to defend any claim related to the Kawasaki License Agreement (provided that Kawasaki is under a written obligation of confidentiality with respect to such information in a form reasonably acceptable to Buyer).  Confidential Information shall not include any information that: (i) is, or becomes, generally available to the public except to the extent that such Confidential Information becomes available to the public as a result of a breach of Seller’s obligation hereunder, (ii) is received by Seller from a third party without an accompanying duty of confidentiality, (iii) is required by Law to be disclosed by Seller, provided that Seller shall give Buyer sufficient written notice that it is required by Law to make such a disclosure so that prior to any such disclosure, Buyer may seek appropriate protective orders;  and provided further that, in any such case, Seller only shall be permitted to disclose such portion of the information that Seller is advised by counsel that it is required to disclose by Law, (iv) is disclosed by Seller to comply with a valid administrative or Congressional subpoena or pursuant to an order of a court of competent jurisdiction, or (v) has been approved for use or disclosure by Buyer in writing in advance of any such use or disclosure, which approval shall not be commercially unreasonably withheld, conditioned or delayed.

(c)           Covenant.  For a period of five years from and after the Closing Date, Seller will not, and will cause its current and future Affiliates not to, directly or indirectly, whether by itself or through an agent, employee or otherwise, or in association with any Person or entity, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, finance (whether as a lender, investor or otherwise), control, participate in the ownership, management, operation, or control of, lend money to, or take part in, any other Person or entity that is engaged in the manufacturing, selling or distribution of any products or providing any services that compete, in whole or in part, with the Business or in the development of any such products, or be engaged or employed by any such Person or entity in respect of such competing product or service, or consult, advise or render services to, any such Person or entity regarding any such competing product or service (a “Competing Activity”) anywhere in the world.

(d)           Exception.  Seller will not be in violation of Section 7.4(c) solely by reason of investing in stock, bonds or other securities of any Person or entity engaged in a Competing Activity (but without otherwise participating in such Competing Activity), if:  (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 or any successor law; and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 10% of the issued and outstanding shares or such capital stock, or, in the case of bonds or other securities, 10% of the aggregate principal amount thereof issued and outstanding.

(e)           Non-Solicitation.  For a period of five years after the Closing Date, Seller will not, and will cause its current or future Affiliates not to, directly or indirectly cause or induce, or attempt to cause or induce, any then-existing customer, supplier, licensee, licensor, or franchisee or other business relation of the Business, to cease doing business with Buyer or its Affiliates in respect of the Business, or to deal with any competitor of the Business, or materially interfere with the relationship between Buyer and its Affiliates and their customers, suppliers, licensees, licensors, franchisees or other business relations in respect of the Business.  During such five-year period, Seller will not, and will cause its current or future Affiliates not to, directly or indirectly hire, retain, or attempt to hire or retain any employee of Buyer or its Affiliates, engaged in the Business; provided, however, that nothing in this Section 7.4(e) shall prohibit the placement of bona fide public advertisements for employment by Seller that are not specifically targeted at such employees (for the avoidance of doubt, the foregoing proviso shall not affect Seller’s covenant pursuant to this Section 7.4(e) not to, directly or indirectly hire, retain, or attempt to hire or retain any employee of Buyer or its Affiliates engaged in the Business, during such five-year period).

(f)            Acquisition Exception.  Notwithstanding anything else to the contrary in this Agreement, the restrictions of this Section 7.4 shall not apply to (i) any Person that acquires Seller by merger, consolidation, sale of all or substantially all of its assets, purchase or other acquisition of a majority of Seller’s outstanding voting securities or otherwise, which Person was not an Affiliate of Seller prior to such acquisition, or (ii) any Person that acquires any of Seller’s assets, whether by purchase or by sale in connection with any reorganization or liquidation of Seller, which Person was not an Affiliate of Seller prior to such acquisition.

(g)           Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 7.4(c) or 7.5(e) is invalid or unenforceable, then the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h)           Affiliate.  For purposes of this Section 7.4,  Affiliate shall be deemed to exclude any director or stockholder of Seller, unless such director or stockholder owns or controls, directly or indirectly, more than 50% of the outstanding voting securities of Seller.

7.5          Access to Books and Records.  For a period of three years from the Closing Date, or for such longer period as is required by applicable Laws, Buyer will permit Seller or its authorized representatives reasonable access, at Seller’s expense, to any books and records relating to the transferred Business and the Acquired Assets to the extent reasonably required by Seller to permit it: to determine its compliance with applicable Laws and Tax and financial reporting requirements, to comply with its obligations under this Agreement or to discharge its obligations with respect to Retained Liabilities.  For a period of three years from the Closing Date, or for such longer period as is required by applicable Laws, Seller will permit Buyer or its authorized representatives reasonable access, at Buyer’s expense, to information relating to the transferred Business to the extent reasonably required by Buyer to permit it: to determine its compliance with applicable Laws and Tax and financial reporting requirements, and to comply with its obligations under this Agreement or to discharge its obligations with respect to the Assumed Liabilities.  Notwithstanding anything to the contrary in this Section 7.5, in the event that the provision of information pursuant to this Section 7.5 could be commercially detrimental, violate any Law or agreement, or waive any attorney-client, or other similar privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

7.6          Certain IP Matters.

(a)           Seller hereby grants to Buyer and its Affiliates a non-exclusive, irrevocable, fully paid up, worldwide, royalty-free license to use any Intellectual Property owned by Seller that is used by Seller or its Affiliates in the conduct or operation of the Business but is not Acquired Intellectual Property solely in the conduct or operation of the Business, which license shall be effective as of Closing.

(b)           Buyer hereby grants to Seller and its Affiliates a non-exclusive, irrevocable, fully paid up, worldwide, royalty-free license to use the Acquired Intellectual Property (other than the Registered Acquired Intellectual Property and any documents related to the Acquired Intellectual Property) solely in the conduct or operation of the SCR Business, which license shall be effective as of Closing.

7.7          Environmental Covenants.

(a)           Within the time allowed by applicable Environmental Laws, or if shorter,  the Mountain View Lease, Seller shall perform all Response Actions required to discharge the Seller Environmental Liabilities in accordance with applicable Environmental Laws and the Mountain View Lease.  Within the time allowed by applicable Laws, or if shorter, the Mountain View Lease, Buyer shall perform all removals, Response Actions, and other activities required to discharge the Buyer Environmental and Facilities Liabilities in accordance with applicable Laws and the Mountain View Lease.  Notwithstanding anything to the contrary in this Section 7.7 Buyer and Seller shall cooperate to discharge in accordance with applicable Environmental Laws any removal, Response Actions and similar activities required to address matters that are both Seller Environmental Liabilities and Buyer Environmental and Facilities Liabilities, subject to Buyer’s and Seller’s respective rights to indemnification under Section 8.2(a)(vi) and Section 8.2(b)(iv).

(b)           Buyer, at no material cost to Buyer, will reasonably cooperate, and shall not unreasonably interfere with, Seller’s efforts to discharge Seller Environmental Liabilities, including without limitation any Response Actions undertaken or caused by Seller in order to discharge the Seller Environmental Liabilities.  Such cooperation shall include, without limitation, reasonable cooperation to make the Mountain View Facilities and the assets therein available to Seller as needed to undertake Response Actions, access to applicable books and records in accordance with Section 7.5 and the assignment to Seller by Buyer of any rights Buyer may have against any third parties (other than Buyer and its subsidiaries) which would reduce or mitigate the Seller Environmental Liabilities; provided, however, that Seller shall use commercially reasonable efforts to reduce any interference with the use of the Mountain View Facilities by Buyer or its successors, subtenants, and assigns.

(c)           Each Party’s obligation to undertake any Response Action shall be limited to the Response Actions required by applicable Law or the Real Property Leases and shall be subject to reasonable challenge (at no cost or additional Liability to the Party indemnified from such obligation under this Agreement).

ARTICLE VIII

INDEMNIFICATION

8.1          Survival Periods.

(a)           The representations and warranties of Seller set forth in this Agreement or in any certificate or instrument delivered pursuant hereto (and Seller’s Liability for breach of any such representations and warranties) shall survive until the date that is two years after the Closing Date, except that the representations and warranties of Seller (and Seller’s Liability for breach of any such representations and warranties) set forth in Section 5.1 (Organization and Standing), Section 5.2 (Authority, Validity and Effect), Section 5.4 (Title), Section 5.17 (Employee Benefit Plans), Section 5.19 (Taxes) and Section 5.20 (No Brokers) shall survive until the date that is two months after the expiration of the applicable periods under the Laws prescribing applicable statues of limitation with respect to the subject matter of such representations and warranties.

(b)           The representations and warranties of Buyer set forth in this Agreement or in any certificate or instrument delivered pursuant hereto (and Buyer’s Liability for breach of any such representations and warranties) shall survive until the date that is two years after the Closing Date, except that the representations and warranties of Buyer (and Buyer’s Liability for breach of any such representations and warranties) set forth in Section 6.1 (Organization and Standing), Section 6.2 (Authority, Validity and Effect) and Section 6.5 (No Brokers) shall survive until the date that is two months after the expiration of the applicable periods under the Laws prescribing applicable statues of limitation with respect to the subject matter of such representations and warranties.

(c)           Except as otherwise expressly set forth herein, each covenant made by a Party under this Agreement shall survive the Closing in accordance with its terms.

(d)           Notification of Claims.  If a Party or any of its Related Persons (the “Indemnified Party”) intends to seek indemnification pursuant to this Article VIII, such Indemnified Party shall promptly notify the Party from whom such indemnification is sought (an “Indemnifying Party”) in writing (the “Dispute Notice”) describing such claim in reasonable detail, including the estimated amount of such claim; provided that the failure to provide such notice will not affect the obligations of the Indemnifying Party except to the extent it is actually prejudiced thereby.  The Indemnifying Party shall have a period of 30 days within which to object to the Indemnified Party’s Dispute Notice.  If the Indemnifying Party does not respond within such 30-day period, such Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

8.2          Indemnification.

(a)           Subject to the other provisions of this Article VIII, Seller shall indemnify and hold Buyer and its Related Persons harmless from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Liabilities, losses, claims and damages (collectively, “Damages”) resulting from:

(i)            any breach of any representation or warranty made by Seller in this Agreement or any of the Ancillary Agreements;

(ii)           any failure by Seller to perform or breach of any covenant made by it in this Agreement or any of the Ancillary Agreements;

(iii)          Seller’s failure to pay, perform or discharge in accordance with its terms any Retained Liability;

(iv)          the failure of Seller to comply with applicable Laws relating to bulk transfers;

(v)           any Taxes (other than Taxes required to be reimbursed by Buyer pursuant to Section 7.3) or Indebtedness of Seller or its Affiliates; or

(vi)          Seller Environmental Liabilities.

(b)           Subject to the other provisions of this Article VIII, Buyer shall indemnify and hold Seller and its Related Persons harmless from and against all Damages resulting from:

(i)            any breach of any representation or warranty made by Buyer in this Agreement or any of the Ancillary Agreements;

(ii)           any failure by Buyer to perform or breach of any covenant made by it in this Agreement or any of the Ancillary Agreements;

(iii)          Buyer’s failure to pay, perform or discharge in accordance with its terms any Assumed Liability; or

(iv)          Buyer Environmental and Facilities Liabilities.

(c)           For purposes of Section 8.2(a)(i), Damages shall be computed without taking into account any materiality or Seller Material Adverse Effect qualifier contained in the representation or warranty at issue.

8.3          Third Party Claims.  If an indemnification claim involves a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will have thirty days after receipt of the Dispute Notice to elect to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of the Third Party Claim; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen and paid for by the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party within thirty days after the receipt of the Dispute Notice that it elects to undertake the defense thereof, the Indemnified Party will have the right to contest, settle or compromise such claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  As long as the Indemnifying Party is contesting a Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party may settle a Third Party Claim if the settlement includes, as an unconditional term thereof, a written release of the Indemnifying Party from all Liability and obligation in respect of such Third Party Claim; provided that in such event the Indemnified Party waives any right to indemnity by the Indemnifying Party therefor.  The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any Third Party Claim, including by providing the Indemnifying Party with reasonable access to employees and officers (including as witnesses) and other information.

8.4          Threshold.  Notwithstanding any provision of this Agreement to the contrary, Seller will not be obligated to indemnify Buyer for any Damages under Section 8.2(a)(i) unless and until the amount of all Damages exceeds $50,000 (the “Threshold”), provided, that if Buyer’s Damages exceed such Threshold, then Buyer shall be entitled to indemnification as set forth in this Article VIII for the full amount of all such Damages.  Notwithstanding any provision of this Agreement to the contrary, Seller shall not be liable to indemnify, reimburse, or otherwise hold harmless Buyer or its Related Persons for any Damages, Liabilities, or other amounts under Section 8.2(a)(i) or Section 8.2(a)(ii) (other than the covenants set forth in Section 7.4 (c) and (e) of this Agreement, which shall not be subject to the Cap (as defined below)), individually or in the aggregate, in excess of $2,400,000 (the “Cap”).

8.5          Specific Performance.  If either Party breaches any of its covenants, duties or obligations set forth in this Agreement, the other Party would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by them as a result of such breach and would not be reasonably or adequately compensated in damages in any action at law.  In addition to any other remedy a Party may have at law, in equity, by statute or otherwise, if the other Party breaches this Agreement, then the first Party will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any governmental body of competent jurisdiction to enforce any of its rights under this Agreement or otherwise to prevent violation of this Agreement.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy that is otherwise available at law, in equity, by statute or otherwise.  Subject to the last sentence of Section 8.7 regarding the payment of expenses of arbitration, in any action, suit or other proceeding instituted, concerning or arising out of this Agreement, the prevailing Party will recover all of such Party’s costs and reasonable attorneys’ fees.

8.6          Exclusive Remedy.  Except with respect to claims based on fraud or willful breach and for equitable remedies as provided for in Section 8.5, the indemnification provisions of this Article VIII are the exclusive remedy following the Closing (i) for any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or the transactions contemplated hereby and (ii) for any Hazardous Material present on, in, or about the Mountain View Facilities (including, without limitation the soil, groundwater, building materials, fixtures and equipment thereof) or otherwise with respect to the compliance of the Business or the Mountain View Facilities with any Environmental Law and, without limitation of the foregoing, each Party hereby waives any and all rights that are or may otherwise be available to it at law or equity in respect of this Agreement, any Hazardous Material present on, in, or about the Mountain View Facilities (including, without limitation the soil, groundwater, building materials, fixtures and equipment thereof) or otherwise with respect to the compliance of the Business or the Mountain View Facilities with any Environmental Law, and the transactions contemplated hereby.  None of the Parties, nor any of their Related Persons, may bring any action or proceeding, at law, equity or otherwise, against the other Party or its Related Persons, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or any Hazardous Material present on, in, or about the Mountain View Facilities (including, without limitation the soil, groundwater, building materials, fixtures and equipment thereof) or otherwise with respect to the compliance of the Business or the Mountain View Facilities with any Environmental Law, except pursuant to the express provisions of this Article VIII.  Each Party hereby acknowledges that the other Party has made no representations and warranties, express or implied, with respect to this Agreement or the matters contemplated hereby, except as explicitly set forth in this Agreement and the Ancillary Agreements.  The Parties further agree that the foregoing waivers should not be diminished by the operation of any Law to the effect that waivers of unknown claims are not enforceable and, accordingly, the Parties, after consultation with counsel, each waives the benefits of all such Laws, Including without limitation, Section 1542 of the California Civil Code.

8.7          Arbitration of Disputes.  Notwithstanding anything to the contrary contained in this Agreement, any claims, disputes or controversies arising out of or relating to Article VIII, including any dispute concerning the arbitrability or the scope of this arbitration clause, shall be exclusively settled by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”) (it being expressly understood and agreed that any such claims, disputes and remedies shall be subject to the provisions of Article VIII).  Arbitration may be commenced by any Party hereto in Cleveland, Ohio by giving written notice to AAA in such place, and to each other Party, that such claim or dispute has been referred to arbitration under this Section 8.7.  The arbitration proceedings shall be conducted, using Delaware law, and applicable federal law, before a single neutral arbitrator (or, in the case of a claim exceeding $1,000,000, before a panel of three (3) neutral arbitrators, with each Party selecting one arbitrator and the two selected by the Parties selecting the third), each of whom shall have experience with mergers and acquisitions.  Any award rendered by the arbitrator(s) shall be conclusive, final and binding upon the Parties hereto, and nonappealable to any court or forum; provided, however, that any such award shall be accompanied by a concise written opinion giving the reasons for the award.  Judgment upon such award may be entered in any court of competent jurisdiction.  Each

Party shall pay its own expenses of arbitration, except that the costs and expenses of the arbitrators and the arbitration proceeding shall be paid based on the resolution of the disputed items and the relative degree of success of each Party as determined by the arbitrator(s).

ARTICLE IX

EMPLOYEE BENEFIT MATTERS

9.1          Employment.  Buyer shall make offers of employment as of the day after the Closing to those employees of Seller listed on Schedule 9.1 who are actively at work immediately prior to the Closing Date (those employees who accept employment with Buyer as of the day after Closing are collectively referred to herein as the “Transferred Employees”).  Buyer further agrees to extend offers of employment to any employee of Seller who is not actively at work on the Closing Date due to leave of absence, disability or workers’ compensation leave or military leave (collectively, the “Inactive Employees”), provided that, except as to Inactive Employees on military leave, such Inactive Employee will be available for, and accept such offer of, employment within the six-month period following the Closing. To the extent permitted under applicable Law, the Acquired Assets will include Seller’ employee files of each Transferred Employee.

9.2          Compensation and Employee Benefits.

(a)           In General.  For a period of six months after the Closing Date, Buyer shall provide each Transferred Employee with no less than the current base salary set forth for such employee on Schedule 5.16 and such other employee benefits that Buyer provides to its similarly situated employees.  Seller shall pay each Transferred Employee his salary or wages earned through the Closing Date and all other obligations to such employees that are not Assumed Liabilities, and all such Liabilities are Retained Liabilities.  Subject to the foregoing and the other provisions of this Article IX, Buyer shall have the right to determine the compensation and employee benefits of the Transferred Employees.

(b)           Accrued Vacation and Holiday Pay.  During the year in which Closing occurs, Buyer shall provide each Transferred Employee with at least the number of paid vacation days and holidays to which he would have been entitled under Seller’s practices during such year (except to the extent used by the Transferred Employee during such year prior to Closing).

(c)           Service Credit.  For purposes of any employee benefit plan, program or arrangement established for or made available to the Transferred Employees by Buyer (the “Buyer Plans”), Buyer shall credit each Transferred Employee with service for all periods of service prior to the Closing Date recognized by Seller or any of its Affiliates.  Such service will be credited for purposes of determining eligibility and vesting under all Buyer Plans and for benefit levels as applicable in the Buyer Welfare Plans (i.e., vacation, disability, severance and similar benefits).

(d)           Welfare Benefit Plans.  Coverage for all Transferred Employees and their eligible dependents under the Seller ERISA Plans and the Seller Benefit Arrangements that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Seller Welfare Plans”)

will terminate effective as of the Closing Date (the “Final Coverage Date”).  All claims for expenses incurred prior to the Closing Date by Transferred Employees and their eligible dependents under the Seller Welfare Plans and workers’ compensation benefits of employees of Seller for events occurring prior to the Closing Date are Retained Liabilities.  The Buyer Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Buyer Welfare Plans”) shall provide coverage and benefits to Transferred Employees (and their eligible dependents) beginning on the day after the Final Coverage Date or, in the case of Inactive Employees, upon their employment by Buyer pursuant to Section 9.1.  Buyer shall be responsible for all claims under Buyer Welfare Plans for expenses incurred by the Transferred Employees after the Closing Date, or in the case of Inactive Employees, their employment by Buyer.  For purposes of this Section 9.2(d), a claim shall be deemed incurred when (i) the medical or dental service relating to the expense is provided, regardless of when the incident giving rise to the medical or dental expense occurs provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date; or (ii) in the event of a life, travel and accident or accidental death or dismemberment insurance, disability or workers’ compensation claim, when the death, accident or injury, as applicable, occurs.  Buyer shall cause deductibles and out-of-pocket payments expended by each Transferred Employee for coverage under the Seller Welfare Plans in the plan year in which the Closing occurs to be counted toward the deductibles and out-of-pocket maximums applicable to each Transferred Employee under the Buyer Welfare Plans.  In addition, no pre-existing condition, limitation, exclusion or waiting period applicable with respect to any Buyer Welfare Plan will apply to any Transferred Employee.

9.3          COBRA.  Buyer shall have sole responsibility for “continuation coverage” benefits provided after the Closing Date under Buyer’s group health plans to all Transferred Employees, and “qualified beneficiaries” of Transferred Employees, for whom a “qualifying event” occurs after the Closing Date.  Seller shall have the sole responsibility for “continuation coverage” benefits provided under Seller’s group health plans to all Transferred Employees, and all “qualified beneficiaries” of such Transferred Employees, for whom a “qualifying event” has occurred on or prior to the Closing Date, or for any Seller employee or “qualified beneficiary” who is not a Transferred Employee or a “qualified beneficiary” of a Transferred Employee, regardless of when such “qualifying event” occurs, and the obligations of Seller under this sentence are Retained Liabilities.  The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

9.4          Further Assurances.  Seller shall provide any transition services necessary to transfer the employment of the Transferred Employees and to cooperate with Buyer in order to effect a smooth transition for all Transferred Employees.

ARTICLE X

MISCELLANEOUS

10.1        Expenses.  All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except to the extent otherwise provided herein.

10.2        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, which Consent will not be unreasonably withheld, conditioned or delayed; provided, that a Change of Control of Seller shall not be deemed to be an assignment under this Section 10.2.  Notwithstanding the foregoing, Buyer may, without the Consent of Seller, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Buyer’s Affiliates provided Buyer shall remain fully liable for the fulfillment of all such obligations.  For purposes of this Agreement, a “Change of Control of Seller” means (i) the acquisition of Seller by another entity by means of any transaction or series of related transactions to which Seller is party, including, without limitation, any stock acquisition, reorganization, merger or consolidation, (ii) the sale of all or substantially all of the assets of Seller, provided the purchaser of such assets assumes the Liabilities of Seller hereunder and that Seller provides written notice to Buyer of such sale and assumption, or (iii) any liquidation, dissolution or winding up of Seller, whether voluntary or involuntary.

10.3        Third Party Beneficiaries.  This Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties.  This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

10.4        Notices.  Any notice or other communication provided for herein or given hereunder to a Party hereto will be sufficient if in writing, and delivered in person, sent by facsimile transmission (electronically confirmed),  mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Seller:

Catalytica Energy Systems, Inc.

301 West Warner Road, Suite 132

Tempe, AZ  85284

Attn:       Robert W. Zack, President, CEO and CFO

                Richard Weinroth, Secretary and Corporate Counsel

With a copy to

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn:  Donna M. Petkanics

Fax:  650.493.6811

If to Buyer:

Eaton Corporation

1111 Superior Avenue

Cleveland, Ohio  44114

Attn:       Office of the Secretary

Fax:         (216) 479-7103

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.  Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by facsimile, receipt of complete transmission confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, by registered or certified mail, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that if at the time of mailing or within three Business Days thereafter, there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of overnight courier as set forth above.

10.5        Complete Agreement.  This Agreement (along with the Schedules, Disclosure Letter, Exhibits and Appendices hereto) contains the complete and exclusive statement of the terms of the agreements between the Parties with respect to the transactions contemplated hereby and supersedes all other prior agreements and understandings between the Parties with respect thereto, including the Exclusivity Agreement, as extended; provided that this Agreement shall not terminate Buyer’s right to obtain evidence supporting the payments made under the Exclusivity Agreement, as extended, as contemplated thereby and to seek adjustment to the extent permitted thereunder or extinguish Buyer’s obligation to make payment for the period from October 1, 2006 through October 15, 2006.

10.6        Construction.  Each provision of this Agreement has been subject to mutual consultation, negotiation and agreement of the Parties and therefore is to be construed as if the Parties drafted it jointly.  The word “including” means including without limitation.  All references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

10.7        Headings; References.  The headings contained in this Agreement are for convenience of reference only and do not affect the interpretation or construction hereof.  When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

10.8        Amendment; Waiver.  This Agreement may be amended or modified only in a writing referencing this Agreement and duly executed by the Parties.  The provisions of this Agreement may be waived only in a writing referencing this Agreement signed by the Party from whom the waiver is sought, and a Party may enforce any provision of this Agreement even if it has previously granted a waiver or failed to enforce that or any other provision of this Agreement.

10.9        Governing Law.  This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

10.10      Submission to Jurisdiction.  Each Party hereby submits to the exclusive jurisdiction of any state or federal court sitting in Cuyahoga County in the City of Cleveland, Ohio, with respect to any Action arising out of or relating to this Agreement and agrees that all claims in respect of such Action may be heard and determined in any such court.  Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought.  Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.4.

10.11      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only so broad as is enforceable.

10.12      Bulk Transfers.  Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.

10.13      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  A signature to this Agreement delivered by facsimile or Portable Document Format (PDF) will be sufficient for all purposes between the Parties.

(Signatures are on the following page.)

                IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by its duly authorized officer or representative as of the date set forth in the preamble hereto.

SELLER:		CATALYTICA ENERGY SYSTEMS, INC.

	By:	/s/ ROBERT W. ZACK
	Name:	Robert W. Zack
	Title:	CEO

BUYER:		EATON CORPORATION

	By:	/s/ DAVID S. BARRIE
	Name:	David S. Barrie
	Title:	Authorized Representative

	And by:	/s/ MARTIN V. RARICK
	Name:	Martin V. Rarick
	Title:	Authorized Representative

APPENDIX A

DEFINITIONS

“AAA” has the meaning set forth in Section 8.7.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired Intellectual Property” has the meaning set forth in Section 1.1(f).

“Action” means any civil, criminal or administrative action, cause of action, lawsuit, arbitration, investigation, proceeding, hearing, charge, complaint, citation, notice, request, demand, assessment, audit, or other legal, administrative or arbitral proceeding or investigation, regardless of whether a proceeding or lawsuit has been initiated.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Bill of Sale, the Instrument of Assumption, the Lease Assignments, the Patent Assignment, and each other document and instrument required to be delivered in connection with the transactions contemplated by this Agreement.

“Apportionable Expenses” has the meaning set forth in Section 7.2(a).

“Asset and Liability Schedule” has the meaning set forth in Schedule 5.5(a).

“Assigned Contracts” has the meaning set forth in Section 1.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Bill of Sale” means the bill of sale substantially in the form attached to the Agreement as Exhibit B.

“Business” means Seller’s business of developing diesel fuel processing technologies, including its Pre-Combustion Catalyst (“PCC”), Xonon Fuel Combustor (“XFC”), Continuous Xonon Fuel Processor (“C-XFP”) and Xonon Fuel Processor (“XFP”) and XEC90 programs.  In no event shall Business be deemed to include the SCR Business.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Ohio or California are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Environmental and Facilities Liabilities” means:

(A)          all obligations to surrender the Mountain View Facilities to the master lessor in accordance with the terms of the Real Property Leases, including without limitation the removal of all alterations and improvements that are required to be removed from the Mountain View Facilities under the terms of the Real Property Leases and the repair of all damage caused by such removal, to the extent required by the Real Property Leases, including the disposal of any asbestos-containing building materials or any lab furnishings, fixtures, hoods, or other building equipment that has become coated with Hazardous Materials that have not yet migrated to the soil or groundwater of the premises; and

(B)           the closure in accordance with applicable Laws of the Hazardous Materials activities currently being conducted by the Business at the Mountain View Facilities upon termination of such activities at such facilities; and

(C)           any Response Actions required by applicable Environmental Laws for any Hazardous Materials (i) released to the environment of any of the Mountain View Facilities during the period commencing on the Closing Date and ending on the date such facilities are surrendered to the master lessor under the Real Property Leases, or (ii) generated by the Business and transferred to any third party for disposal after the Closing Date; and

(D)          any claims brought by any Governmental Authority or third party to the extent arising as a consequence of any Hazardous Material Releases described in subpart (C), above or any lack of performance of the obligations described in subparts (A) and (B) above; and

(E)           any adverse health effect resulting from the exposure after the Closing Date of any Person to a Hazardous Material stored, used, generated, or disposed of in the conduct of the Business after the Closing Date; provided, however, that if a particular exposure occurs both before and after the Closing Date, the Buyer Environmental and Facilities Liabilities for such adverse health effect shall be a proportion of the total Liability for such health effect based on the relative duration and extent of the exposure after the Closing Date, as compared to the total duration and extent of the exposure.

“Buyer Plans” has the meaning set forth in Section 9.2(c).

“Buyer Welfare Plans” has the meaning set forth in Section 9.2(d).

“Cap” has the meaning set forth in Section 8.4.

“Change of Control of Seller” has the meaning set forth in Section 10.2.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competing Activity” has the meaning set forth in Section 7.4(c).

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.

“Contracts” means any written or oral contract, binding agreement, license, binding commitment, undertaking or arrangement, including purchase orders and sales orders.

“Damages” has the meaning set forth in Section 8.2(a).

“Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Dispute Notice” has the meaning set forth in Section 8.1(d).

“Environmental Laws” means all laws, ordinances, regulations, rules, order, permits, approvals, decisions or decrees, and any common law rules, orders, permits, approvals, decisions or decrees, and any common or civil law (whether currently in existence or hereafter enacted) concerning the subject of the introduction, emission, discharge or release of pollutants or contaminants into the air, soil, or surface or ground water; the transportation, handling, use, storage, treatment or disposal of hazardous waste materials; or the remediation or investigation of contamination of air, soil, or surface or ground water by pollutants, contaminants or hazardous waste materials; or exposure to hazardous substance hazardous waste, or toxic substances; including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation Recovery Act, 42 U.S.C. §6901 et seq. (RCRA), the Clean Water Act, 33 U.S.C. §1251 et seq. (CWA), the Safe Drinking Water Act, 42 U.S.C. §300f et seq. (SWDA), the Clean Air Act, 42 U.S.C. §7401 et. seq. (CAA), the Toxic Substances Control Act, 15 U.S.C §2601 et seq. (TSCA), and the Emergency Planning and Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq. (EPCRA), and similar federal, state, provincial, territorial, local, municipal and foreign laws; and any laws, ordinances, regulations, rules, orders, permits, approvals, decisions or decrees, and any common law concerning worker health or safety, including, but not limited to, the provisions of the Occupational Health and Safety Act (OSHA) relating to hazardous materials, and similar state, provincial, territorial, local, municipal and foreign laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity which is a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code.

“Exclusivity Agreement” means the Exclusivity and Expense Reimbursement Agreement dated June 30, 2006 between Seller and Buyer.

“Final Coverage Date” has the meaning set forth in Section 9.2(d).

“Financial Statements” has the meaning set forth in Section 5.5.

“Fixed Assets” has the meaning set forth in Section 1.1(b).

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 5.2.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Materials” shall include (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; (e) friable asbestos, and (f) mercury in all cases as defined or referenced in, or regulated under, any Environmental Laws.

“Indebtedness” means for any Person (without duplication):  (i) all indebtedness for borrowed money, whether current, short-term, or long-term, secured or unsecured (excluding trade accounts payable); (ii) all indebtedness for the deferred purchase price for purchases of property outside the Ordinary Course that is not evidenced by trade accounts payables; (iii) any payment of obligations in respect of letters of credit (other than stand-by letters of credit in support of Ordinary Course trade payables); (iv) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations; (v) any lease obligations under leases that are required to be accounted for as capital leases under GAAP; (vi) any indebtedness referred to in clauses (i) through (v) above that is directly or indirectly guaranteed by such Person.

“Indemnifying Party” and “Indemnified Party” have the meanings set forth in Section 8.1(d).

“Instrument of Assumption” means the instrument of assignment and assumption in substantially the form attached to the Agreement as Exhibit C.

“Intellectual Property” means (i) all names and marks, including trademarks, service marks, trade names, corporate names, trade dress, slogans, logos and domain names, and registrations and applications for registration thereof including, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (ii) all patents, patent applications and inventions, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or any other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all ownership rights to any copyrightable works or works in progress, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice, including inventions, discoveries, ideas, processes, formulae, designs, drawings, models, industrial designs, know-how, confidential information, or proprietary information, whether patentable or not; all computer and electronic data processing programs and software programs and related documentation; existing research projects; products, processes and computer software presently under development; all product, process and software concepts owned; and all proprietary information, processes, formulae and algorithms used in the ownership, marketing, development, maintenance, support and delivery of such products, processes and software; (v) other intellectual property rights, including the right to secure copyright, trademark, patent or other forms of protection therein, the right to continue the prosecution of any applications of such intellectual property, the right to secure renewals, reissues, extensions and the right to recover for infringement thereof and the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing intellectual property; (vi) all licenses, options to license, agreements, contracts and other contractual rights concerning any such intellectual property; and (vii) goodwill associated with the foregoing or any Person holding any of the foregoing.

“Intellectual Property Contract” has the meaning set forth in Section 5.8(g).

“Kawasaki License Agreement” means that certain License Agreement, dated as of September 29, 2006 between Seller and Kawasaki Heavy Industries, Ltd., a Japanese corporation.

“Law” means any law, statute, code, ordinance, rule, regulation, or other legally enforceable requirement of any Governmental Authority.

“Lease Assignment” means the assignments of the Real Property Leases substantially in the form attached to the Agreement as Exhibit F.

“Liabilities” means any and all debts, liabilities and obligations, whether or not accrued, contingent, known or unknown, or reflected on a balance sheet, including those arising under any Law, Action or Order and those arising under any Contract.

“Lien” means any mortgage, lien, pledge, adverse claim, interest, charge or other similar encumbrance.

“Material Contract” means those Contracts identified on Schedule 5.7(a).

“Mountain View Facilities” means all of the real property currently leased and subleased by Seller pursuant to the terms of the Real Property Leases and all of the improvements, fixtures, equipment and other tangible property located therein.

“Mountain View Lease” means the Lease Agreement dated January 1, 1993 between Jack Dymond Associates and Catalytica, Inc. as assigned by Catalytica, Inc. pursuant to Assignment of Lease effective September 15, 2000 and as assigned to Seller pursuant to Assignment of Lease effective December 15, 2000, such Lease Agreement has been as amended by the First Addendum to Lease dated October 23, 1997, the Second Addendum to Lease dated June 29, 1998, the Third Amendment and Extension to Lease dated April 7, 2003, the Fourth Amendment to Lease dated November 25, 2003, the Fifth Amendment to Lease dated June 30, 2004, the Sixth Amendment and Extension to Lease dated June 27, 2005, regarding the real property located at 430 Ferguson Drive, Mountain View, California.

“Non-Assignable Assets” has the meaning set forth in Section 1.3.

“Order” means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Business, consistent with Seller’s past custom and practice.

“Party” or “Parties” means Seller, on the one hand, and Buyer, on the other hand.

“Patent Assignment” means the patent assignment substantially in the form attached to the Agreement as Exhibit D.

“Permits” has the meaning set forth in Section 1.1(g).

“Permitted Liens” means (i) Liens arising under Laws affecting the use of real property, including zoning Laws, building Laws and similar restrictions that are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon; (ii) the rights of the landlord and subtenants under the Real Property Leases and the Liens included in the Assumed Liabilities; (iii) Liens for Taxes, assessments or governmental or other similar charges or levies that are not yet due and payable or that, although due and payable, are being contested in good faith; (iv) mechanics,’ workmen’s, materialmen’s, landlords,’ carriers’ or other similar Liens arising in the Ordinary Course with respect to Liabilities that are not yet due and payable or that are being contested in good faith; and (v) Liens disclosed on Schedule 5.4.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

“Prototype Purchasers” has the meaning set forth in Section 5.13.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property Leases” has the meaning set forth in Section 1.1(a).

“Registered Acquired Intellectual Property” means all Acquired Intellectual Property issued or registered by the U.S. Patent and Trademark Office, the U.S. Copyright Office or the corresponding Governmental Authority in any other country, and applications for any of the foregoing filed with any such Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property in violation of any Environmental Law, including the movement of Hazardous Materials Released through or in the air, surface water, groundwater or property.

“Related Persons” means, as to any Person, its officers, directors, employees, Affiliates, advisors, agents or other representatives.

“Retained Assets” has the meaning set forth in Section 1.2.

“Retained Liabilities” has the meaning set forth in Section 2.2.

“Schedules” means the schedules to this Agreement.

“SCR Business” means Seller’s business of cleaning, regenerating, rejuvenating or manufacturing Selective Catalyst Reduction (“SCR”) catalyst or managing SCR catalyst or any business relating to SCR catalyst.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Benefit Arrangements” has the meaning set forth in Section 5.17(a).

“Seller Environmental Liabilities” means, whether or not disclosed on Schedule 5.18:

(A)          any cleanup, removal, response, investigation, monitoring, and remediation (“Response Actions”) required by applicable Environmental Laws or the Mountain View Lease for (i) any Hazardous Materials present at the Closing in the soil or groundwater of the Mountain View Facilities as a consequence of any Release into the soil or groundwater of the Mountain View Facilities during the period commencing on the commencement date of the Real Property Leases with respect to each such facility and ending on the earlier of the date such facility was surrendered to the master lessor under the Real Property Leases or the Closing Date pursuant to this Agreement, or (ii) generated by the Business and transferred to any third party for disposal by Seller or its subsidiaries prior to the Closing Date; and

(B)           any claims brought by any Governmental Authority or third party to the extent arising as a consequence of any Hazardous Material Releases described in subpart (A), above; and

(C)           any adverse health effect resulting from the exposure prior to the Closing Date of any Person to a Hazardous Material stored, used, generated, or disposed of in the conduct of the Business prior to the Closing Date; provided, however, that if a particular exposure occurs both before and after the Closing Date, the Seller Environmental Liabilities for such adverse health effect shall be a proportion of the total Liability for said health effect, based on the relative duration and extent of the exposure prior to the Closing Date as compared to the total duration and extent of the exposure.

Notwithstanding the foregoing, in no event shall Seller Environmental Liabilities include any Hazardous Material which has or hereafter migrates onto the Mountain View Facilities from any other property.

“Seller ERISA Plans” has the meaning set forth in Section 5.17(a).

“Seller’s Knowledge” means the actual knowledge of Seller’s executive officers and senior management of the Business (including Ralph Dalla Betta and David Yee) and such knowledge as would be reasonably expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities to Seller.

“Seller Material Adverse Effect” means a material adverse effect on the business, assets, Liabilities or financial condition of the Business taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Seller Material Adverse Effect: any change, event, state of facts, or effect resulting from or arising out of (a) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including actions taken in connection with the separation of the Business in furtherance of the transactions contemplated hereby, (b) the performance by a Party of its obligations under this Agreement or as required by applicable Laws or accounting requirements, (c) general economic conditions in any country where the Business is conducted that do not disproportionately and adversely affect the Business in any material respect, (d) general conditions in any industry in which the Business is conducted that do not disproportionately and adversely affect the Business in any material respect, or (e) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof.

“Seller Welfare Plans” has the meaning set forth in Section 9.2(d).

“Statement of Income” has the meaning set forth in Schedule 5.5(a).

“Tax” means any and all domestic or foreign federal, state or local income, franchise, business, occupation, sales/use, manufacturer’s excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, personal and real property taxes and all other taxes or charges (including all interest, penalties and additions to tax) measured, assessed, levied, imposed or collected by any Governmental Authority, including any such taxes or other charges the payment of which has been deferred.

“Tax Returns” means all Tax returns (including information returns) and reports that are or were required to be filed by, or with respect to, a Person or its income, properties or operations.

“Third Party Claim” has the meaning set forth in Section 8.3.

“Threshold” has the meaning set forth in Section 8.4.

“Total Consideration” has the meaning set forth in Section 3.2.

“Transferred Employees” has the meaning set forth in Section 9.1.

“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller in substantially the form attached to the Agreement as Exhibit E.